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SOUTHWEST AIRLINES REPORTS MAY TRAFFIC

DALLAS, TEXAS – June 7, 2012 – Southwest Airlines Co. (NYSE: LUV) today reported May 2012 consolidated traffic results for Southwest Airlines and AirTran.  AirTran became a wholly-owned subsidiary of Southwest Airlines Co. (“the Company”) on May 2, 2011.  For purposes of comparability, the Company is providing combined traffic results for Southwest Airlines and AirTran for periods prior to the acquisition date.  See the accompanying tables for combined results.
           The Company flew 9.0 billion revenue passenger miles (RPMs) in May 2012, compared to 9.2 billion RPMs flown in May 2011, a decrease of 2.6 percent.  Available seat miles (ASMs) decreased 0.9 percent to 11.0 billion from the May 2011 level of 11.1 billion.  The load factor for May 2012 was 81.3 percent, compared to 82.7 percent in May 2011.  For May 2012, passenger revenue per ASM (PRASM) is estimated to have increased in the five to six percent range as compared to May 2011.
For the first five months of 2012, the Company flew 41.3 billion RPMs, compared to 41.7 billion combined RPMs flown in the same period in 2011, a decrease of 1.1 percent.  The year-to-date ASMs increased 0.1 percent to 52.5 billion from the combined level of 52.4 billion for the same period in 2011.  The year-to-date load factor was 78.7 percent, compared to the combined load factor of 79.6 percent for the same period in 2011.
This release, as well as past news releases about Southwest Airlines Co., is available online at southwest.com.

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SOUTHWEST AIRLINES CO.
PRELIMINARY COMPARATIVE TRAFFIC STATISTICS

	MAY
	2012	2011	CHANGE

Revenue passengers carried	9,592,865	9,696,756	(1.1)%

Enplaned passengers	11,719,335	11,957,808	(2.0)%

Revenue passenger miles (000)	8,974,366	9,213,061	(2.6)%

Available seat miles (000)	11,036,945	11,142,018	(0.9)%

Load factor	81.3%	82.7%	(1.4	)pts.

Average length of haul	936	950	(1.5)%

Trips flown	118,404	121,302	(2.4)%

	YEAR-TO-DATE
	2012	2011	CHANGE

Revenue passengers carried	44,449,719	44,514,303	(0.1)%

Enplaned passengers	54,120,118	54,504,056	(0.7)%

Revenue passenger miles (000)	41,269,715	41,731,152	(1.1)%

Available seat miles (000)	52,463,072	52,417,193	0.1%

Load factor	78.7%	79.6%	(0.9	)pts.

Average length of haul	928	937	(1.0)%

Trips flown	567,880	573,475	(1.0)%

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